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                                                                    EXHIBIT 14.4

                             AUDIT COMMITTEE CHARTER

Constitution, Composition and Quorum

The Board of Directors of the Corporation has appointed an Audit Committee of a minimum number of three (3) Directors, all of whom shall be independent and financially literate in accordance with the laws, by-laws and applicable policies with respect to securities including without limitation Multilateral Instrument 52-110. Each member of the Audit Committee, amongst other things, has to be able to read and understand financial statements. The quorum of the Committee is the majority of the members. The Directors have also appointed the Chairman of the Committee.

Power and Authority

In the performance of its mandate, the Committee has the right to examine the books, registers and accounts of the Corporation and to discuss any question concerning the financial situation of the Corporation or any other question which relates to its mandate with any employee and with the external or internal auditor of the Corporation and its subsidiaries.

The external auditor is present at least one meeting per year of the Committee. The external auditor reports directly to the Audit Committee and the Committee has the power to communicate directly with the external auditor as well as with the internal audit team. The external auditor is present to all of the meetings of the Committee where reports or financial statements that it has prepared or where public communications based upon these reports or financial statements are examined or approved by the Committee. The external auditor can also be invited to other meetings. Upon the external auditor's request, the Chairman of the Committee will convene a meeting of the Audit Committee. The Audit Committee meets privately with the external auditor, without management being present, once per quarter after the presentation of the interim financial statements if they have been prepared by the external auditor, during the presentation of the annual financial statements and at any time upon request.

The Audit Committee has the right to convene any employee of the Corporation of its subsidiaries to discuss any question concerning the financial situation of the Corporation or any other question which relates to its mandate.

If the Audit Committee deems it appropriate, it can retain independent counsel, accountants or others to assist the Audit Committee in fulfilling its duties and responsibilities and it has the power and authority to approve and ensure the payment of their fees and disbursements.

Delegation

The Audit Committee cannot delegate to management any of the responsibilities that are part of its mandate. However, the Audit Committee may delegate to one or more independent members of the Audit Committee the authority to pre-approve non-audit services to be rendered by the external auditor. The pre-approval of non-audit services by any member to whom authority has been delegated must be presented to the Audit Committee at its first scheduled meeting following such a pre-approval and all of the conditions of Multilateral Instrument 52-110 and of the pre-approval policy adopted by the Audit Committee must be respected.

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Reports

The Audit Committee has to report to the Board of Directors on or about its work, activities and decisions at the meeting of the Board of Directors following the meeting of the Audit Committee providing all topics discussed, decisions taken, means undertaken in order to study and examine the reports, statements and documents submitted as well as, the level of satisfaction of the members of the Committee therewith, the unresolved issues, the disagreements and the decisions taken in which case, the justifying motives also have to be provided.

Compensation

The Board of Directors determines the compensation to be received by the members of the Audit Committee for their services.

Mandate

The mandate of the Audit Committee comprises the following:

GENERAL

1. to monitor the audit process and the integrity of the Corporation's financial reporting with a view to enhance the accuracy of the information provided and the quality of the Corporation's financial reporting

2. to establish, monitor and verify the accounting standards and policies adopted;

3. to monitor and adopt new accounting pronouncements that could affect the Corporation and to ensure their respect;

4. to follow the evolution of best practices with respect to accounting principles, standards and rules and to incorporate such best practices to the practices of the Corporation, where applicable;

5. to ensure the respect of the rules applicable to the Corporation in accordance with the laws, by-laws, instruments and policies relating to financial information in general and in particular to audits and to audit committees including Multilateral Instrument 52-110 pertaining to the audit committee;

6. to review the Audit Committee Charter and membership annually and make recommendations for modifications, where applicable, to the Board of Directors;

RISK MANAGEMENT

1. to monitor and adopt risk management systems and to ensure the monitoring of these systems;

FINANCIAL RESULTS

1. to examine the Annual Audited Financial Statements, the unaudited interim financial statements and the Management's Discussion and Analysis as well as all other statements and financial reports which requires an examination by the Audit Committee in accordance with the applicable laws or when the Board of Directors requires such examination and to recommend their adoption by the Board of Directors;

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2.       to ensure that the financial information is in compliance with the applicable securities laws, regulations and policies;

3. to review together with the external auditor and internal audit team of the Corporation the methods used for and the extent of their respective auditing process and to report to the Directors any material reserve that the Audit Committee has or that the external auditor or the internal audit team have expressed with respect to their work;

4. to review all communications (including press releases) relating to financial statements as well as all communications which comprise financial information projected or current and to further ensure that such communication process is adequate;

BUDGET

1. to review annual budgets and to make appropriate recommendations to the Board of Directors in this regard;

EXTERNAL AUDITORS

1. to recommend the external auditor to the Board of Directors as well as its compensation in connection with the audit services;

2. to ensure that the external auditor remains ultimately accountable to the Board of Directors through the Audit Committee as representative of the shareholders and, amongst other things, to provide and establish processes allowing independent and direct communication links between the Directors, the internal audit team and the external auditor;

3. to monitor the independence of the external auditor and of the manager of the internal audit team including:

         (i) the prior approval of all non-audit services to be provided to the Corporation by the external auditor;

         (ii) to adopt detailed prior approval policies and process with respect to the services mentioned in sub-paragraph (i) hereinabove including the obligation imposed upon management and the external auditor to inform the Audit Committee of any projected services unrelated to the audit and of the rendering of such a services;

         (iii) to examine the existing or potential relationship of the Corporation with the external auditor including between the employees of the Corporation and the partners, employees, former partners and employees of the former or present external auditor and without limiting the generality of the foregoing to review and approve the Corporation's hiring policies regarding partners, employees and former partners and employees of the present and former external auditor;

4. receive and study the external auditor's reports following its final audits as well as the recommendations relating thereto, to the management of the Corporation;

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5.       to monitor once a year and on occasion during the year the skills, the quality of the services and the independence of the external auditor within the exercise of their duties and to recommend to the Directors, if appropriate, the convening of a shareholders' meeting in order to consider the dismissal of the external auditor;

6. to review with the external auditor the extent of its audit and to examine the conclusions resulting from such audit and the actions undertaken by management to implement the recommendations derived from its conclusions;

7. to ensure the resolution of disagreements between management and the external auditor regarding financial reports;

INTERNAL CONTROLS

1. to review the activities of the internal audit team, the important items of the reports that follow as well as the recommendations given to management;

2.       to review with the external auditor and the internal audit team:

         2.1 the efficiency of the books and of the accounting systems of internal control and of the Corporation's information and if those books are maintained in an appropriate manner and if those systems are applied evenly; and

         2.2 the efficiency and skills of the members of the internal accounting and the control of the activities of the Corporation;

         in order to evaluate the efficiency and adequacy of the internal control systems and to report to the Board of Directors on such matters;

RECEPTION AND REVISION OF REPORTS

1. to prescribe the form and the content of the certificates to be executed by the Chief Executive Officer and the Chief Financial Officer of the Corporation, to ensure that they are provided in good time and to review such certificate following their receipt;

2. to receive and review the reports from the Chief Executive Officer and the Chief Financial Officer with respect to the financial provisions made, the purchase and sale of assets, the risk elements that could have an effect on the financial results or on the financial structure of the enterprise, the redemption of shares of the Corporation, financial derivatives and other similar matters;

3.       to receive and review the status reports on capital expenditures;

4. to receive and review the report pertaining to potential or current litigations involving the Corporation;

CONTINUOUS DISCLOSURE

1. to review annual shareholders meeting notices, proxy circulars and Annual Information Forms (including Form 20-F);

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COMPLAINTS

1.       to establish procedures for:

         (i) the treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and

         (ii) the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing of the Corporation and its subsidiaries; and

OTHER QUESTIONS

1. to study any other questions and rendering any other work that the Board of Directors considers useful.